Exhibit 4(a)

ARTICLES OF INCORPORATION
OF
SANTANDER BANCORP

FIRST

The name of this corporation is “Santander BanCorp” (hereinafter the “Corporation”).

SECOND

The principal office of the Corporation shall be located at 207 Ponce de Leon Avenue, San Juan, Puerto Rico. The Corporation’s Resident Agent is Nicolás López with the same address above.

THIRD
The term of existence of the Corporation is indefinite.

FOURTH

The Corporation shall have all of the express, implied and incidental powers conferred by the General Corporation Law of Puerto Rico, as amended (the “Corporation Law”) and by all amendatory acts thereof and supplemental thereto, and such other powers as may, from time to time, be granted by the laws of Puerto Rico to corporations organized under the Corporation Law.

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(a)    The business and activities of the Corporation shall be under the authority of a board of directors composed of the number of directors fixed from time to time by resolution of an absolute majority of the board of directors within the limits established in the By-Laws, provided that the number of directors shall always be an odd number and not less than five (5) nor more than eleven (11). The board of directors shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually. In the annual meeting of shareholders for the year 2000, the shareholders shall elect all the directors for all three classes in a staggered form, thus directors in one class shall be elected in that meeting for a term of one year, others for a term of two years and the rest for a term of three years. A majority of the directors holding office shall constitute a quorum at meetings of the board of directors.

(b)   The directors, a majority of which shall be bona fide residents of the Commonwealth of Puerto Rico, shall have such qualifications, shall be subject to such responsibilities, shall comply with such requirement and shall hold office pursuant to the provisions of the Corporation Law and the By-Laws of the Corporation.

(c)   Any vacancy in the board of directors may be filled by a majority of the votes of the directors in function. The directors so elected shall meet all of the conditions and shall be subject to the same responsibilities of the directors elected by the stockholders and shall remain in their office until the expiration of their respective term, thus, until the corresponding general meeting of stockholders is held and their successors have been duly elected and are sworn in their offices.

(d)   The board of directors, by resolution approved by an absolute majority, may appoint one or more Committees, each one composed of three (3) or more directors of the Corporation, and such executive or administrative officers as the board of directors may assign. Such committees shall and may exercise those powers that the board of directors may so delegate.

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SIXTH

The authorized capital of the Corporation shall be SEVEN HUNDRED FIFTY MILLION DOLLARS ($750,000,000) represented by TWO HUNDRED MILLION (200,000,000) shares of common stock, TWO DOLLARS AND FIFTY CENTS ($2.50) par value per share, and TEN MILLION (10,000,000) shares of Preferred Stock, TWENTY-FIVE DOLLARS ($25.00) par value per share. The shares may be issued by the Corporation from time to time as authorized by the board of directors without the further approval of shareholders, except as otherwise provided in this Article Sixth or to the extent that such approval is required by governing law, rule or regulations.

Subject to requirements established by these Articles of Incorporation, the board of directors is expressly authorized to implement stock option plans when it deems appropriate. However, no shares of capital stock (including shares issuable upon conversion, exchange or exercise of other securities) shall be issued, directly or indirectly, to directors, officers and employees of the Corporation other than as part of a general public offering or unless their issuance or the plan (including stock option plans) under which they would be issued has been approved by a majority of the total votes to be cast at a legal meeting of stockholders.

Limited to the extent of authorized capital in these Articles of Incorporation, the board of is expressly authorized to provide, when it deems necessary, (i) for the issuance of shares of common stock in one or more series or classes, and (ii) for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers; and with such designations, preferences, rights, qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions of the board of directors, authorizing such issuance, including (but without limiting the generality of the foregoing) the following:

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(a)   the designation of such series;

(b)   the dividend rate of such series, the conditions and dates upon which the dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(c)   whether the shares of such series shall be subject to redemption by the Corporation, and if made subject to such redemption, the terms and conditions of such redemption;

(d)   the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(e)   whether the shares of such series shall be convertible and if provision be made for conversion, the terms of such conversion;

(f)   the extent, if any, to which the holders of such shares shall be entitled to vote; provided, however, that in no event, shall any holder of any series of preferred stock be entitled to more than one vote for each such share;

(g)   the restrictions and conditions, if any, upon the issue or re-issue of any additional preferred stock ranking on a parity with or prior to such shares as to dividends or upon dissolution; and

(h)   the rights of the holders of such shares upon dissolution of, or upon distribution of assets of the Corporation, which rights may be different in the case of a voluntary dissolution.

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SEVENTH

Except as the Board of Directors, in its discretion, may from time to time determine, holders of any class of capital stock of the Corporation shall not be entitled as a matter of right to subscribe for or purchase, or have any preemptive or preferential right of subscription with respect to any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever of the Corporation, whether now or hereafter authorized and whether issued for cash or other consideration or by way of a dividend.

EIGHTH

The Corporation shall hold at least one general annual meeting of stockholders each year, at such place and date prescribed by the By-Laws of the Corporation, and such other special meetings necessary in the opinion of the President or the board of directors, or requested by stockholders representing twenty percent (20%) of the paid-in capital.

The general annual meetings shall be convened by mailing a notice to each stockholder at least (30) thirty days prior to the dates set forth for such meeting.

Notices of special meetings of stockholders shall contain the same information as notices of general annual meetings of stockholders, but shall also contain information in connection with the reasons for the call to the meeting and in connection with the different matters to be considered and voted upon at the meeting. Notices prepared in accordance with these provisions shall be required in order to hold a valid stockholders’ meeting, and dispensing therewith shall be excused only by the written consent of the stockholders.

To form a quorum at general annual meetings and at special meetings, more than half of the paid-in capital must be represented by shareholders in person or by proxy. If no quorum is present a second call shall be made in accordance with the Corporation Law and the By-Laws.

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Action shall be taken only by a majority vote of stockholders present, by vote or proxy, except as otherwise provided in the preceding paragraph, and in such other cases provided by law.

NINTH

The power to make or alter the By-Laws shall be vested at the regular annual meeting of Stockholders, but the board of directors may supply any matters not covered in the By-Laws, or amend them, adopting all such rules as may be necessary for the conduct of the business of the Corporation as circumstances may require, all such rules or amendments to be submitted at the next regular annual meeting of Stockholders for their ratification.

TENTH

The name and mailing and physical address of the Sole Incorporator are:

Name:	Mailing and Physical Address:

José Alberto Sosa	100 La Sierra Avenue Apt. 95 San Juan, Puerto Rico 00926

  ELEVENTH
      The existence of the Corporation shall commence on the date in which this Certificate of Incorporation is filed with the Department of State of the Commonwealth of Puerto Rico.

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I, the undersigned, being the sole Incorporator hereinbefore named for the purpose of executing this Certificate of Incorporation pursuant to the General Co or i Law, hereby swear that the statements contained herein are true.

/s/_Jose Alberto Sosa_________
José Alberto Sosa Sole Incorporator

Dated:  July 15, 1999

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